Exhibit 10.8

THIS AGREEMENT (“Agreement”) is made effective as of the 30th day of March 2004, by and between Quantum Value Partners, LP, a Delaware limited partnership, of 33 Bloomfield Hills Pkwy, Ste. 240, Bloomfield Hills, MI 48304 (“QVP”), and Veri-Tek International Corp., of Pontiac Trail, Wixom, MI 48335 (“Veri-Tek”).

W I T N E S S E T H :

WHEREAS, on or about October 31, 2003, Veri-Tek executed a subordinated note with QVP, as Holder, whereby Veri-Tek promised to pay to Holder the principal sum of Five Million Nine Hundred Thousand Dollars ($5,900,000) (the “Note”);

WHEREAS, 8% of the interest of the Note is currently paid by Veri-Tek in cash on a quarterly basis, and 12% of the interest is accrued quarterly and added to the principal sum under the Note;

WHEREAS, Veri-Tek has requested that QVP amend the Note to waive the cash interest payments and accrue all interest payments quarterly and add such interest payments to the principal; and

WHEREAS, QVP has agreed to accommodate the request of Veri-Tek.

NOW THEREFORE, in consideration of the foregoing, QVP and Veri-Tek agree that the Note shall be amended as follows:

1. Effective as of March 30, 2004, Veri-Tek shall not be required to make the cash interest payments under the Note as such interest payments becomes due.

2. Veri-Tek and QVP agree that the waiver of the cash interest payment is not a waiver of any of QVP’s rights under the Note or a foregiveness of the unpaid interest.

IN WITNESS WHEREOF, this is hereby executed by the undersigned as of the day and year first above written.

VERI-TEK INTERNATIONAL, CORP., a Michigan corporation		QUANTUM VALUE PARTNERS, LP a Delaware limited partnership

	/s/ David V. Harper		/s/ Michael C. Azar
By:	David V. Harper	By:	Michael C. Azar
Its:	VP and CFO		The Managing Member of Quantum Value Management, LLC, the General Partner